Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports First Quarter 2012 Results

First Quarter Financial Highlights

•	Total net service revenues were $67.9 million

•	Home & Community segment net service revenues were $56.9 million

•	Net income of $0.6 million, or $0.06 per diluted share

Palatine, IL, May 3, 2012—Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused primarily on the elderly dual eligible population, announced today its financial results for the three months ended March 31, 2012.

First Quarter Review

Total net service revenues for the first quarter of 2012 were $67.9 million, a 1.6% increase compared to $66.8 million in the prior year quarter. Net income for the first quarter was $0.6 million, or $0.06 per diluted share, compared to $0.9 million or $0.08 per diluted share, in the prior year quarter.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “We are pleased with the continued positive performance of the Home & Community segment but are disappointed with the operating performance of the Home Health segment.”

Net income for the first quarter of 2012 included several one-time items: a pre-tax gain of $0.5 million relating to the sale of an agency from the Home Health division; $0.1 million received from the State of Illinois as an interest payment for delays in payments of invoices (prompt payment interest); and an adjustment to estimates of accrued Medicare revenues totaling $0.9 million, which reduced profitability by $0.8 million. The net effect of these three one-time items is a reduction of approximately $0.01 per diluted share.

Home & Community segment net service revenues for the first quarter of 2012 were $56.9 million, a 5.1% increase from the prior year quarter. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 20.6% to $6.4 million, or 11.3% of revenue, in the first quarter, compared to $5.3 million, or 9.8% of revenue, in the prior year quarter. This improvement was primarily due to an increase in average census and related billable hours, lower bad debt expense as a result of improved accounts receivable collections as well as a continued focus on cost control.

Home Health segment net service revenues for the first quarter of 2012 were $11.0 million, a 13.4% decrease over the prior year quarter. Home Health had an operating loss, including depreciation and amortization but excluding corporate expenses, of $1.2 million, or 10.6% of revenues, compared to operating income of $0.7 million, or 5.5% of revenues, in the prior year quarter.

Excluding the impact of the previously discussed one-time items, current quarter Home Health revenues declined $0.8 million on a year-over-year basis as a result of lower admissions in ongoing operations totaling $0.5 million, Medicare rate reductions of $0.2 million and revenues lost from agencies sold / closed in December and January totaling $0.1 million. Gross profit excluding the one-time items was $5.1 million with a corresponding reduction in gross margin from 44.8 percent to 43.1 percent. Our sales and administrative expenses have increased over the same period by $0.6 million.

Subsequent Event

During the month of April 2012, the Company received approximately $16.0 million in payments above normal levels from the State of Illinois.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2012 first quarter financial results after the market close on Thursday, May 3, 2012. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on May 3, 2012. The toll-free dial-in number is (800) 798-2884 (international dial-in number is 617-614-6207), with the passcode: 91711411. A telephonic replay of the conference call will be available through midnight on May 10, 2012, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 10939902.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and

Exchange Commission on March 16, 2012, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

# # #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended March 31,
	2012	2011
Net service revenues	$67,924	$66,842
Cost of service revenues	49,283	47,788

Gross profit	18,641	19,054

General and administrative expenses	17,031	16,119
Gain on sale of agency	(495)	—
Depreciation and amortization	634	929

Total operating expenses	17,170	17,048

Operating income	1,471	2,006

Interest income	(128)	—
Interest expense	532	713

Total interest (income) expense	404	713
Income from operations before taxes	1,067	1,293
Income tax expense	438	440

Net income	$629	$853

Income per common share:
Basic	$0.06	$0.08

Diluted	$0.06	$0.08

Weighted average number of common shares outstanding:
Basic	10,756	10,746

Diluted	10,760	10,754

Cash Flow Information:	For the Three Months Ended March 31,
	2012	2011
Net cash (used in) provided by operating activities	$(1,283)	$11,451
Net cash provided by (used in) investing activities	207	(42)
Net cash provided by (used in) financing activities	375	(10,970)

Net change in cash	(701)	439
Cash at the beginning of the period	2,020	816

Cash at the end of the period	$1,319	$1,255

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets

Current assets
Cash	$1,319	$2,020
Accounts receivable, net	73,836	72,368
Prepaid expenses and other current assets	7,506	8,137
Deferred tax assets	6,336	6,336

Total current assets	88,997	88,861

Property and equipment, net	2,563	2,490

Other assets
Goodwill	50,655	50,695
Intangible assets, net	7,625	8,044
Deferred tax assets	4,089	4,089
Other assets	456	513

Total other assets	62,825	63,341

Total assets	$154,385	$154,692

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,720	$5,266
Accrued expenses	29,410	29,313
Current maturities of long-term debt	5,152	6,569
Deferred revenue	2,216	2,145

Total current liabilities	40,498	43,293

Long-term debt, less current maturities	26,750	24,958

Total stockholders’ equity	87,137	86,441

Total liabilities and stockholders’ equity	$154,385	$154,692

Segment Information (Unaudited)

	For the Three Months Ended March 31, 2012
	Home & Community	Home Health	Corporate	Total
Net service revenues	$56,923	$11,001	$—	$67,924
Cost of service revenues	42,629	6,654	—	49,283

Gross profit	14,294	4,347	—	18,641
Gross profit percentage	25.1%	39.5%		27.4%

General and administrative expenses	7,408	5,507	4,116	17,031
Depreciation and amortization	466	3	165	634
Gain on sale of agency	—	—	(495)	(495)

Total operating expenses	7,874	5,510	3,786	17,170

Operating income (loss)	$6,420	$(1,163)	$(3,786)	$1,471

Operating income percentage	11.3%	-10.6%	-5.6%	2.2%

	For the Three Months Ended March 31, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$54,143	$12,699	$—	$66,842
Cost of service revenues	40,777	7,011	—	47,788

Gross profit	13,366	5,688	—	19,054
Gross profit percentage	24.7%	44.8%		28.5%

General and administrative expenses	7,431	4,862	3,826	16,119
Depreciation and amortization	610	128	191	929

Total operating expenses	8,041	4,990	4,017	17,048

Operating income (loss)	$5,325	$698	$(4,017)	$2,006

Operating income percentage	9.8%	5.5%	-6.0%	3.0%

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended March 31,
	2012	2011
General:

Adjusted EBITDA (in thousands) (1)	$2,172	$2,983
States served at period end	19	19
Locations at period end	117	129
Employees at period end	14,368	13,168

Home & Community

Average census	23,180	22,505
Billable hours (in thousands)	3,374	3,185
Billable hours per business day	52,713	50,556
Revenues per billable hour	$16.87	$17.00

Home Health

Medicare admissions (2)	2,171	2,274
Non-Medicare admissions	1,360	1,614
Medicare revenues per episode completed	$2,532	$2,618

Percentage of Revenues by Payor:

State, local or other governmental	83%	80%
Medicare	10%	12%
Other	7%	8%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended March 31,
	2012	2011
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$629	$853
Net interest expense	404	713
Income tax expense	438	440
Depreciation and amortization	634	929
Stock-based compensation expense	67	48

Adjusted EBITDA	$2,172	$2,983

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.